FIRST AMENDMENT TO
DISTRIBUTION AGREEMENT

This first amendment (“Amendment”) to the Distribution Agreement (the “Agreement”) dated as of July 12, 2018 by and between Managed Portfolio Series (“Client”) and Compass Distributors, LLC (“Foreside”) is entered into as of November 26, 2019 (the “Effective Date”).

WHEREAS, Client and Foreside (“Parties”) desire to amend the Agreement to reflect the addition of two Funds to Exhibit A, and amend Section 9 of the Agreement to provide superseding terms and conditions with respect to conversions and dealer agreements as set forth more fully therein; and

WHEREAS, Section 17 of the Agreement requires that all amendments and modifications to the Agreement be in writing and executed by the Parties.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.	Capitalized terms not otherwise defined herein shall have the meanings set forth in Agreement.

2.	Exhibit A of the Agreement is hereby deleted in its entirety and replaced by the Exhibit A attached hereto which reflects the addition of Coho Relative Value Equity Fund

3.	Section 9 of the Agreement is hereby deleted in its entirety and replaced by the following:

9. Conversions; Dealer Agreement Indemnification.

A. Conversions. The Client acknowledges and agrees that the Distributor may enter into, assume, or become a party to, certain dealer and/or selling agreements (“Conversion Agreement”) as the result of the conversion of the Client to Distributor from another principal underwriter or distributor. Such Conversion Agreements may contain certain obligations or duties more appropriately allocated to the Funds’ transfer agent, the Funds’ adviser, or one of the Funds’ other service providers. The Client agrees to perform, or cause to perform, any and all duties and obligations under those Conversion Agreements to the extent that such duties and obligations are not required to be performed by the Distributor under the Standard Dealer Agreement and/or Standard Selling Agreement (“Non-Standard Duties”) which are respectively set forth in the attached Exhibit C and incorporated herein.

B.    Non-Standard Dealer Agreements. The Client acknowledges and agrees that the Distributor may enter into dealer and/or selling agreements (“Non-Standard Dealer Agreements”) that contain certain representations, duties, undertakings and indemnification that are not included in the Standard Dealer Agreement, or lack certain representations, duties, and indemnification included in the Standard Dealer Agreement (“Non-Standard Obligations,” and collectively with Non-Standard Duties, “Non-Standard Obligations”). The Client agrees to perform, or cause to perform, all such Non-Standard Obligations under any Non-Standard Dealer Agreement. For the avoidance of doubt, any dealer or selling agreement that materially deviates from the Standard Agreement shall be considered a “Non-Standard Dealer Agreement.”

C.    Indemnification. To the extent that the Distributor (i) assumes, or becomes a party to, any Conversion Agreement, or (ii) after the review and approval by the Client, enters into any Non-Standard Dealer Agreement, the Client shall indemnify, defend and hold the Distributor Indemnitees free and harmless from and against any and all Losses that any Distributor Indemnitee may incur arising out of or relating to (a) any failure to perform any Non-Standard Obligations that the Parties agree was not an obligation of any Distributor Indemnitee under any Conversion Agreement or Non-Standard Dealer Agreement; (b) any representations made by the Distributor in any Non-Standard Dealer Agreement or Conversion Agreement to the extent that such representation relates to the performance by the Distributor of Non-Standard Obligations; (c) any indemnification provided by the Distributor under a Conversion Agreement or Non-Standard Dealer Agreement to the extent that such indemnification relates to the performance of Non-Standard Obligations. In no event shall anything contained herein be so construed as to protect the Distributor Indemnitee against any liability to the Client or its shareholders to which such Distributor Indemnitee would otherwise be subject by reason of its willful misfeasance, bad faith, or gross negligence in the performance or reckless disregard of its obligations or duties under the Non-Standard Dealer Agreement to the extent that such duties and obligations are the responsibility of the Distributor in the Standard Dealer Agreement.

4.	Except as expressly amended hereby, all of the provisions of the Agreement shall remain unamended and in full force and effect to the same extent as if fully set forth herein.

5.	This Amendment shall be governed by, and the provisions of this Amendment shall be construed and interpreted under and in accordance with, the laws of the State of Delaware.

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers, as of the Effective Date.

MANAGED PORTFOLIO SERIES	COMPASS DISTRIBUTORS, LLC
By: ________________________	By: ________________________
Name/Title:	Mark A. Fairbanks, Vice President

EXHIBIT A

Coho Relative Value Equity Fund
Coho Relative Value ESG Fund
Olstein All Cap Value Fund
Olstein Strategic Opportunities Fund

EXHIBIT C

Compass Distributors, LLC

DEALER AGREEMENT (for B-D-Open End)

SELLING GROUP MEMBER AGREEMENT (for non B-D)